Exhibit 99

Cardinal Bankshares Corporation Announces Semi-Annual Cash Dividend

Floyd, VA, December 14, 2010 – the Board of Directors of Cardinal Bankshares Corporation, parent company of Bank of Floyd, declared a regular semi-annual cash dividend of $.08 per share. The cash dividend is payable December 31, 2010 to shareholders of record as of the close of business on December 27, 2010. The December 2010 cash dividend of $.08 per share is the same as the December 2009 cash dividend.

Leon Moore, Chairman of the Board, stated: “Cardinal continues to consider itself fortunate to be able to pay a regular semi-annual cash dividend during a time of extended economic difficulty and record bank closings. The Board remains focused on the dual goals of providing a positive return on investment for its shareholders while maintaining a well-capitalized bank with strong liquidity with which its customers can have confidence.”

Moore added, “The recent passage of historic financial regulatory reform continues to add ever increasing expense to the already disproportionate costs endured by community banks. “

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates seven locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.